The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated January 25, 2018

Pricing supplement To prospectus dated April 15, 2016, prospectus supplement dated April 15, 2016 and product supplement no. 2-I dated April 15, 2016	Registration Statement Nos. 333-209682 and 333-209682-01 Dated January , 2018 Rule 424(b)(2)

JPMorgan Chase Financial Company LLC

$ Notes Linked to the Performance of U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies due January 31, 2020 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek repayment of at least 98% of the principal amount of their notes and who seek capped exposure to any appreciation of the U.S. dollar relative to an equally weighted basket of three currencies from the Starting Basket Level to the Ending Basket Level. Assuming a Participation Rate of 252%, investors will receive a positive return on the notes at maturity only if the U.S. dollar appreciates sufficiently relative to the three currencies such that the Basket Return is greater than approximately 0.79365%. Accordingly, the notes are designed for investors who believe that the U.S. dollar will strengthen sufficiently relative to the three currencies from the Pricing Date to the Observation Date.

•	Investors should be willing to forgo interest payments, while seeking repayment of at least 98% of the principal amount of their notes at maturity.

•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Basket:	An equally weighted basket of three currencies (each, a “Reference Currency” and together, the “Reference Currencies”) that measures the performance of the Reference Currencies relative to the U.S. dollar (the “Base Currency”)
Reference Currencies:	The following table sets forth the Reference Currencies and the Starting Spot Rate† and the Reference Currency Weight for each Reference Currency:
Reference Currency	Starting Spot Rate†††	Reference Currency Weight
European Union euro (EUR) †		⅓
British pound sterling (GBP) †		⅓
Japanese yen (JPY) ††		⅓

† The Starting Spot Rate is expressed as a number of U.S. dollars per one unit of the applicable Reference Currency.

†† The Starting Spot Rate is expressed as a number of Japanese yen per one U.S. dollar.

††† The Starting Spot Rate of each Reference Currency will be provided in the pricing supplement and will be the Spot Rate of that Reference Currency on the Pricing Date, determined as specified under “Additional Key Terms — Spot Rate” below.

Payment at Maturity:

At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $980.00 plus the Additional Amount, which may be zero.

You are entitled to repayment of $980.00 for each $1,000 principal amount at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co. Assuming a Participation Rate of 252%, if the U.S. dollar does not appreciate sufficiently relative to the Reference Currencies such that the Basket Return is at least approximately 0.79365%, you will lose up to 2.00% of the principal amount of your notes, even if the U.S. dollar has appreciated.

Additional Amount:	The Additional Amount payable at maturity per $1,000 principal amount note will equal $1,000 × Basket Return × Participation Rate, provided that the Additional Amount will not be less than zero. Because of the effective cap on the Reference Currency Return of each Reference Currency (and therefore the Basket Return) of 100%, assuming a Participation Rate of 252%, the maximum Additional Amount is $2,520 per $1,000 principal amount note, and the maximum payment at maturity is $3,500 per $1,000 principal amount note.
Participation Rate:	At least 252%. The actual Participation Rate will be provided in the pricing supplement and will not be less than 252%.
Basket Return:

Ending Basket Level – Starting Basket Level

              Starting Basket Level

The Basket Return increases as the U.S. dollar appreciates relative to the Reference Currencies and decreases as the U.S. dollar depreciates relative to the Reference Currencies.

Starting Basket Level:	Set equal to 100 on the Pricing Date
Ending Basket Level:	The Basket Closing Level on the Observation Date
Basket Closing Level:

The Basket Closing Level on the Observation Date will be calculated as follows:

100 × [1 + (EUR Return × ⅓) + (GBP Return × ⅓) + (JPY Return × ⅓)]

The EUR Return, GBP Return and JPY Return are the Reference Currency Returns of the European Union euro, the British pound sterling and the Japanese yen, respectively.

Ending Spot Rate:	With respect to each Reference Currency, the Spot Rate of that Reference Currency on the Observation Date
Pricing Date:	On or about January 26, 2018
Original Issue Date:	On or about January 31, 2018 (Settlement Date)
Observation Date*:	January 28, 2020
Maturity Date*:	January 31, 2020
CUSIP:	46647MQK2

* Subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $15.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $980.40 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $970.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•      Product supplement no. 2-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012640/crt-dp64829_424b2.pdf

•      Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

•	REFERENCE CURRENCY RETURN — The Reference Currency Return with respect to each Reference Currency reflects the performance of that Reference Currency relative to the U.S. dollar from its Starting Spot Rate to its Ending Spot Rate. With respect to the European Union euro and the British pound sterling, the Reference Currency Return is calculated as follows:

Starting Spot Rate – Ending Spot Rate

Starting Spot Rate

With respect to the Japanese yen, the Reference Currency Return is calculated as follows:

Ending Spot Rate – Starting Spot Rate

Ending Spot Rate

Under these formulas, the Reference Currency Return for a Reference Currency increases as that Reference Currency depreciates relative to the U.S. dollar (and as the U.S. dollar appreciates relative to that Reference Currency). Conversely, the Reference Currency Return for a Reference Currency decreases as that Reference Currency appreciates relative to the U.S. dollar (and as the U.S. dollar depreciates relative to that Reference Currency).

In addition, these formulas have the effect of diminishing any appreciation of the U.S. dollar and magnifying any depreciation of the U.S. dollar relative to the Reference Currencies and effectively limit the contribution of each Reference Currency to a 100% return but do not limit negative contribution of any Reference Currency.

See “How Do the Reference Currency Return Formulas Work?”, “Selected Risk Considerations — Your Notes Are Subject to an Embedded Maximum Payment at Maturity”, “Selected Risk Considerations — The Method of Calculation the Reference Currency Returns Will Diminish Any Appreciation of the U.S. Dollar and Magnify the Depreciation of the U.S. Dollar Relative to the Reference Currencies” and “What is the Basket Return, Assuming a Range of Performances for the U.S. Dollar Relative to the Reference Currencies?” in this pricing supplement for more information.

•	CURRENCY BUSINESS DAY — A “currency business day,” with respect to each Reference Currency, means a day, as determined by the calculation agent, on which (a) dealings in foreign currency in accordance with the practice of the foreign exchange market occur in the City of New York and the principal financial center for that Reference Currency (with respect to the European Union euro, Frankfurt, Germany; with respect to the British pound sterling, London, United Kingdom; and with respect to the Japanese yen, Tokyo, Japan), (b) banking institutions in the City of New York and that principal financial center are not otherwise authorized or required by law, regulation or executive order to close and (c) with respect to the European Union euro, the Trans-European Automated Real-time Gross Settlement Express Transfer System (TARGET2) is open.

•	SPOT RATE — With respect to the European Union euro and the British pound sterling, the Spot Rate on any relevant day is equal to the U.S. dollars per one unit of the applicable Reference Currency exchange rate as reported by Thomson Reuters Corporation (“Reuters”) on the applicable Reuters page at approximately the applicable time specified below.

JPMorgan Structured Investments —	PS-1
Notes Linked to the Performance of the U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies

With respect to the Japanese yen, the Spot Rate on any relevant day is equal to the Japanese yen per one U.S. dollar exchange rate as reported by Reuters on the applicable Reuters page at approximately the applicable time specified below.

Reference Currency	Reuters Page and Applicable Time
European Union euro (EUR)	WMRSPOT05, at approximately 4:00 p.m., Greenwich Mean Time
British pound sterling (GBP)	WMRSPOT07, at approximately 4:00 p.m., Greenwich Mean Time
Japanese yen (JPY)	WMRSPOT12, at approximately 4:00 p.m., Greenwich Mean Time

How Do Exchange Rates Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

European Union Euro and British Pound Sterling

With respect to the European Union euro and British pound sterling, the Spot Rate is expressed as a number of U.S. dollars per one unit of the applicable Reference Currency.

•	As a result, a decrease in the Spot Rate from the Starting Spot Rate to the Ending Spot Rate means that the U.S. dollar has appreciated / strengthened relative to the relevant Reference Currency from the Starting Spot Rate to the Ending Spot Rate. This means that it would take more units of the relevant Reference Currency to purchase one U.S. dollar on the Observation Date than it did on the Pricing Date. Viewed another way, one unit of the relevant Reference Currency could purchase fewer U.S. dollars on the Observation Date than it could on the Pricing Date.

•	Conversely, an increase in the Spot Rate from the Starting Spot Rate to the Ending Spot Rate means that the U.S. dollar has depreciated / weakened relative to the relevant Reference Currency from the Starting Spot Rate to the Ending Spot Rate. This means that one unit of the relevant Reference Currency could purchase more U.S. dollars on the Observation Date than it could on the Pricing Date. Viewed another way, it would take fewer units of the relevant Reference Currency to purchase one U.S. dollar on the Observation Date than it did on the Pricing Date.

Japanese Yen

With respect to the Japanese yen, the Spot Rate is expressed as a number of units of the applicable Reference Currency per one U.S. dollar.

•	As a result, an increase in the Spot Rate from the Starting Spot Rate to the Ending Spot Rate means that the U.S. dollar has appreciated / strengthened relative to the Japanese yen from the Starting Spot Rate to the Ending Spot Rate. This means that it would take more Japanese yen to purchase one U.S. dollar on the Observation Date than it did on the Pricing Date. Viewed another way, one Japanese yen could purchase fewer U.S. dollars on the Observation Date than it could on the Pricing Date.

•	As a result, a decrease in the Spot Rate from the Starting Spot Rate to the Ending Spot Rate means that the U.S. dollar has depreciated / weakened relative to the Japanese yen from the Starting Spot Rate to the Ending Spot Rate. This means that one Japanese yen could purchase more U.S. dollars on the Observation Date than it could on the Pricing Date. Viewed another way, it would take fewer Japanese yen to purchase one U.S. dollar on the Observation Date than it did on the Pricing Date.

How Do the Reference Currency Return Formulas Work?

Each Reference Currency Return reflects the return of the U.S. dollar relative to the applicable Reference Currency from the Starting Spot Rate to the Ending Spot Rate, calculated using the applicable formula set forth above under “Additional Key Terms — Reference Currency Return.” While each Reference Currency Return for purposes of the notes is determined using the applicable formula set forth above under “Additional Key Terms — Reference Currency Return,” there are other reasonable ways to determine the return of the U.S. dollar relative to the applicable Reference Currency that would provide different results. For example, another way to calculate the return of the U.S. dollar relative to the applicable Reference Currency would be to calculate the return that would be achieved by converting that Reference Currency into the U.S. dollar at the Starting Spot Rate on the Pricing Date and then, on the Observation Date, converting back into that Reference Currency at the applicable Ending Spot Rate. In this pricing supplement, we refer to the return of the U.S. dollar relative to a Reference Currency calculated using that method, which is not used for purposes of the notes, as a “conversion return.”

As demonstrated by the examples below, under the Reference Currency Return formulas, any appreciation of the U.S. dollar relative to a Reference Currency will be diminished, as compared to a conversion return, while any depreciation of the U.S. dollar relative to a Reference Currency will be magnified, as compared to a conversion return. In addition, the diminishing effect on any appreciation of the U.S. dollar relative to a Reference Currency increases as the applicable Reference Currency Return increases, and the magnifying effect on any depreciation of the U.S. dollar relative to a Reference Currency increases as the applicable Reference Currency Return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar notes that reflected conversion returns.

European Union Euro and British Pound Sterling (expressed as a number of U.S. dollars per one unit of the applicable Reference Currency)

JPMorgan Structured Investments —	PS-2
Notes Linked to the Performance of the U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies

The following examples assume a Starting Spot Rate of 1.25 for the European Union euro relative to the U.S. dollar.

•	Example 1: The U.S. dollar strengthens from the Starting Spot Rate of 1.25 to the Ending Spot Rate of 1.125.

The Reference Currency Return is equal to 10.00%, calculated as follows:

(1.25 – 1.125) / 1.25 = 10.00%

By contrast, if the return on the U.S. dollar were determined using a conversion return, the return would be 11.11%.

•	Example 2: The U.S. dollar strengthens from the Starting Spot Rate of 1.25 to the Ending Spot Rate of 0.0125.

The Reference Currency Return is equal to 99.00%, which demonstrates the effective cap of 100% on the Reference Currency Return, calculated as follows:

(1.25 – 0.0125) / 1.25 = 99.00%

By contrast, if the return on the U.S. dollar were determined using a conversion return, which would not be subject to the effective cap of 100%, the return would be 9,900.00%.

As Examples 1 and 2 above demonstrate, the diminishing effect on any appreciation of the U.S. dollar relative to the applicable Reference Currency increases as the Reference Currency Return increases.

•	Example 3: The U.S. dollar weakens from the Starting Spot Rate of 1.25 to the Ending Spot Rate of 1.375.

The Reference Currency Return is equal to -10.00%, calculated as follows:

(1.25 – 1.375) / 1.25 = -10.00%

By contrast, if the return on the U.S. dollar were determined using a conversion return, the return would be -9.09%.

•	Example 4: The U.S. dollar weakens from the Starting Spot Rate of 1.25 to the Ending Spot Rate of 5.

The Reference Currency Return is equal to -300.00%, which demonstrates that there is no limit on the downside for the Reference Currency Return, calculated as follows:

(1.25 – 5) / 1.25 = -300.00%

By contrast, if the return on the U.S. dollar were determined using a conversion return, the return would be -75.00%.

As Examples 3 and 4 above demonstrate, the magnifying effect on any depreciation of the U.S. dollar relative to the applicable Reference Currency increases as the Reference Currency Return decreases.

Japanese Yen (expressed as a number of Japanese yen per one U.S. dollar)

The following examples assume a Starting Spot Rate of 110 for the Japanese yen relative to the U.S. dollar.

•	Example 1: The U.S. dollar strengthens from the Starting Spot Rate of 110 to the Ending Spot Rate of 121.

The Reference Currency Return is equal to 9.09%, calculated as follows:

(121 – 110) / 121 = 9.09%

By contrast, if the return on the U.S. dollar were determined using a conversion return, the return would be 10.00%.

•	Example 2: The U.S. dollar strengthens from the Starting Spot Rate of 110 to the Ending Spot Rate of 11,000.

The Reference Currency Return is equal to 99.00%, which demonstrates the effective cap of 100% on the Reference Currency Return, calculated as follows:

(11,000 – 110) / 11,000 = 99.00%

By contrast, if the return on the U.S. dollar were determined using a conversion return, which would not be subject to the effective cap of 100%, the return would be 9,900.00%.

As Examples 1 and 2 above demonstrate, the diminishing effect on any appreciation of the U.S. dollar relative to the Japanese yen increases as the applicable Reference Currency Return increases.

•	Example 3: The U.S. dollar weakens from the Starting Spot Rate of 110 to the Ending Spot Rate of 99.

The Reference Currency Return is equal to -11.11%, calculated as follows:

(99 – 110) / 99 = -11.11%

By contrast, if the return on the U.S. dollar were determined using a conversion return, the return would be -10.00%.

•	Example 4: The U.S. dollar weakens from the Starting Spot Rate of 110 to the Ending Spot Rate of 27.50.

The Reference Currency Return is equal to -300.00%, which demonstrates that there is no limit on the downside for the Reference Currency Return, calculated as follows:

(27.50 – 110) / 27.50 = -300.00%

By contrast, if the return on the U.S. dollar were determined using a conversion return, the return would be -75.00%.

As Examples 3 and 4 above demonstrate, the magnifying effect on any depreciation of the U.S. dollar relative to the Japanese yen increases as the applicable Reference Currency Return decreases.

The hypothetical Starting Spot Rate, Ending Spot Rates and Reference Currency Returns set forth above are for illustrative purposes only and have been rounded for ease of analysis.

JPMorgan Structured Investments —	PS-3
Notes Linked to the Performance of the U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies

Selected Purchase Considerations

•	POTENTIAL PARTIAL PRESERVATION OF CAPITAL AT MATURITY — Subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., the payment at maturity will be at least $980.00 per $1,000 principal amount note if you hold the notes to maturity, regardless of the performance of the Basket. Because the notes are unsecured and unsubordinated obligations of JPMorgan Financial and JPMorgan Chase & Co., payment of any amount on the notes is subject to our and JPMorgan Chase & Co.’s ability to pay our and JPMorgan Chase & Co’s obligations as they become due.

•	CAPPED APPRECIATION POTENTIAL — At maturity, for each $1,000 principal amount note, you will receive a payment equal to $980.00 plus the Additional Amount, which is equal to $1,000 × the Basket Return × the Participation Rate of at least 252%*, provided that the Additional Amount will not be less than zero or greater than the effective cap of 252% of the principal amount. Accordingly, assuming a Participation Rate of 252%, the actual maximum payment at maturity will be $3,500 per $1,000 principal amount note. See “How Do the Reference Currency Return Formulas Work?”, “Selected Risk Considerations — Your Notes Are Subject to an Embedded Maximum Payment at Maturity” and “What Is the Basket Return, Assuming a Range of Performances for the U.S. Dollar Relative to the Reference Currencies?” in this pricing supplement for more information.

* The Participation Rate will be provided in the pricing supplement and will not be less than 252%.

•	EXPOSURE TO THE U.S. DOLLAR VERSUS THE REFERENCE CURRENCIES — The return on the notes is linked to the performance of the U.S. dollar relative to a basket of currencies, which we refer to as the Reference Currencies, and will enable you to participate in potential increases in the value of the U.S. dollar relative to the Reference Currencies, from the Starting Basket Level to the Ending Basket Level. The Basket derives its value from an equally weighted group of currencies consisting of the European Union euro, the British pound sterling and the Japanese yen, each measured relative to the U.S. dollar. The Reference Currency Return with respect to each Reference Currency is effectively capped at 100%, with no limit on the downside. See “How Do the Reference Currency Return Formulas Work?”, “Selected Risk Considerations — Your Notes Are Subject to an Embedded Maximum Payment at Maturity”, “Selected Risk Considerations — The Method of Calculation the Reference Currency Returns Will Diminish Any Appreciation of the U.S. Dollar and Magnify the Depreciation of the U.S. Dollar Relative to the Reference Currencies” and “What Is the Basket Return, Assuming a Range of Performances for the U.S. Dollar Relative to the Reference Currencies?” in this pricing supplement for more information.

•	TAXED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Notes Treated as Debt Instruments That Have a Term of More than One Year,” in the accompanying product supplement no. 2-I. Notwithstanding that the notes do not provide for the full repayment of their principal amount at or prior to maturity, our special tax counsel, Davis Polk & Wardwell LLP is of the opinion that the notes should be treated for U.S. federal income tax purposes as indebtedness and we intend to treat the notes as “contingent payment debt instruments.” Assuming this treatment is respected, as discussed in that subsection, you generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange, and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Withholding under legislation commonly referred to as “FATCA” may apply to the payment on your notes at maturity, as well as to the gross proceeds of a sale or other disposition of a note prior to maturity. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) of a sale or other disposition of the notes occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Notes Treated as Debt Instruments That Have a Term of More than One Year”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield, and the related projected payment schedule, in the pricing supplement for the notes, which we will file with the SEC. If the notes had priced on January 25, 2018 and we had determined the comparable yield on that date, it would have been an annual rate of 2.55%, compounded semiannually. The actual comparable yield that we will determine for the notes may be higher or lower than

JPMorgan Structured Investments —	PS-4
Notes Linked to the Performance of the U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies

2.55%, and will depend upon a variety of factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities.  Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Additional Amount, if any, that we will pay on the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Currencies, the U.S. dollar or the respective exchange rates between the Reference Currencies and the U.S. dollar or any contracts related to the Reference Currencies, the U.S. dollar or the respective exchange rates between the Reference Currencies and the U.S. dollar. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	THE NOTES MAY NOT PAY MORE THAN THE $980.00 PER PRINCIPAL AMOUNT NOTE AT MATURITY AND YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — Subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., the notes do not guarantee the return of more than 98.00% of your principal amount at maturity. If the Ending Basket Level is less than or equal to the Starting Basket Level, the Additional Amount will be zero. In addition, assuming a Participation Rate of 252%*, if the U.S. dollar does not appreciate sufficiently relative to the Reference Currencies such that the Basket Return is at least 0.79365%, you will lose up to 2.00% of the principal amount of your notes, even if the U.S. dollar has appreciated. You will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

*The Participation Rate will be provided in the pricing supplement and will not be less than 252%.

•	THE RETURN ON THE NOTES WILL BE LESS THAN ANY APPRECIATION OF THE U.S. DOLLAR — Because the payment at maturity of each $1,000 principal amount note is equal to $980.00 plus the Additional Amount (which reflects the Basket Return times the Participation Rate of at least 252%*), even if the U.S. dollar has appreciated relative to the Reference Currencies, the return on the notes will be less than any appreciation of the U.S. dollar relative to the Reference Currencies as reflected in the Basket Return.

•	YOUR NOTES ARE SUBJECT TO AN EMBEDDED MAXIMUM PAYMENT AT MATURITY — Because of the Reference Currency Return formulas, your payment at maturity is subject to an embedded maximum payment at maturity. In no event will any Reference Currency Return be greater than 100% and, accordingly, the Basket Return will not be greater than 100%. As a result, assuming a Participation Rate of 252%*, the Additional Amount will not be greater than $2,520 per $1,000 principal amount note, and the payment at maturity will not be greater than $3,500 per $1,000 principal amount note.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference

JPMorgan Structured Investments —	PS-5
Notes Linked to the Performance of the U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies

to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Basket, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

•	customary bid-ask spreads for similarly sized trades;

•	our internal secondary market funding rates for structured debt issuances;

•	the exchange rates and the volatility of the exchange rates of the Reference Currencies relative to the U.S. dollar;

•	suspension or disruption of market trading in the Reference Currencies and the U.S. dollar;

•	the time to maturity of the notes;

•	interest and yield rates in the market generally; and

•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	THE METHOD OF CALCULATING THE REFERENCE CURRENCY RETURNS WILL DIMINISH ANY APPRECIATION OF THE U.S. DOLLAR AND MAGNIFY ANY DEPRECIATION OF THE U.S. DOLLAR

JPMorgan Structured Investments —	PS-6
Notes Linked to the Performance of the U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies

RELATIVE TO THE REFERENCE CURRENCIES — Each Reference Currency Return reflects the return of the U.S. dollar relative to the applicable Reference Currency from the Starting Spot Rate to the Ending Spot Rate, calculated using the formula set forth above under “Additional Key Terms — Reference Currency Return.” While each Reference Currency Return for purposes of the notes is determined using the formula set forth above under “Key Terms — Reference Currency Return,” there are other reasonable ways to determine the return of the U.S. dollar relative to the applicable Reference Currency that would provide different results. For example, another way to calculate the return of the U.S. dollar relative to the applicable Reference Currency would be to calculate the return that would be achieved by converting that Reference Currency into the U.S. dollar at the Starting Spot Rate on the Pricing Date and then, on the Observation Date, converting back into that Reference Currency at the applicable Ending Spot Rate. In this pricing supplement, we refer to the return of the U.S. dollar relative to a Reference Currency calculated using that method, which is not used for purposes of the notes, as a “conversion return.”

Under the Reference Currency Return formulas, any appreciation of the U.S. dollar relative to a Reference Currency will be diminished, as compared to a conversion return, while any depreciation of the U.S. dollar relative to a Reference Currency will be magnified, as compared to a conversion return. In addition, the diminishing effect on any appreciation of the U.S. dollar relative to a Reference Currency, which we refer to as an embedded variable decelerating upside leverage, increases as the applicable Reference Currency Return increases, and the magnifying effect on any depreciation of the U.S. dollar relative to a Reference Currency, which we refer to as an embedded variable downside leverage, increases as the applicable Reference Currency Return decreases. Accordingly, your payment at maturity may be less than if you had invested in similar notes that reflected conversion returns. See “How Do the Reference Currency Return Formulas Work?” in this pricing supplement for more information.

•	MOVEMENTS IN THE EXCHANGE RATES OF THE REFERENCE CURRENCIES RELATIVE TO THE U.S. DOLLAR MAY BE HIGHLY CORRELATED — Because the performance of the U.S. dollar is determined by the performances of the U.S. dollar relative to the Reference Currencies, your notes will be exposed to currency exchange rate risk with respect to the European Union, the United Kingdom and Japan (the “Reference Currency Countries”) and the United States. High correlation of movements in the exchange rates of the Reference Currencies relative to the U.S. dollar during periods of negative returns could have an adverse effect on your return on your investment at maturity. However, the movements in the exchange rates of the Reference Currencies relative to the U.S. dollar may not be correlated. See the immediately following risk consideration for more information.

•	CHANGES IN THE VALUES OF THE REFERENCE CURRENCIES RELATIVE TO THE U.S. DOLLAR MAY OFFSET EACH OTHER — Changes in the values of the Reference Currencies relative to the U.S. dollar may not correlate with each other. At a time when the U.S. dollar appreciates relative to one of the Reference Currencies, the U.S. dollar may depreciate relative to one or more of the other Reference Currencies or may not appreciate as much. Therefore, in calculating the Ending Basket Level, appreciation by the U.S. dollar relative to one of the Reference Currencies may be moderated, or more than offset, by depreciation or lesser appreciation of the U.S. dollar relative to the other Reference Currencies. Because each Reference Currency Return is subject to an embedded maximum return of 100%, with no limit on the downside, and because of the embedded variable decelerating upside leverage and the embedded variable downside leverage, depreciation by the U.S. dollar relative to one Reference Currency may result in an Additional Amount of zero, even when the U.S. dollar appreciates significantly relative to the other Reference Currencies. See “What Is the Basket Return, Assuming a Range of Performances for the U.S. Dollar Relative to the Reference Currencies?” in this pricing supplement for more information.

•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the notes. The value of a Reference Currency or the U.S. dollar is at any moment a result of the supply and demand for those currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the Reference Currency Countries, the United States and other relevant countries or regions.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments in the Reference Currency Countries and the United States, and between each country or region and its major trading partners;

•	political, civil or military unrest in the Reference Currency Countries and the United States; and

•	the extent of governmental surplus or deficit in the Reference Currency Countries and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the Reference Currency Countries and the United States, and those of other countries important to international trade and finance.

•	GOVERNMENTAL INTERVENTION COULD MATERIALLY AND ADVERSELY AFFECT THE VALUE OF THE NOTES — Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government or left to float freely. Governments, including those of the Reference Currency Countries and the United States, use a variety of techniques, such as intervention by their central bank

JPMorgan Structured Investments —	PS-7
Notes Linked to the Performance of the U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies

or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

•	EVEN THOUGH THE REFERENCE CURRENCIES AND THE U.S. Dollar TRADE AROUND-THE-CLOCK, THE NOTES WILL NOT — Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the Reference Currencies and the U.S. dollar are traded. Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes. Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

•	CURRENCY EXCHANGE RISKS CAN BE EXPECTED TO HEIGHTEN IN PERIODS OF FINANCIAL TURMOIL — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Reference Currencies relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

•	CURRENCY MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the currency markets have been affected in a manner that prevents it from properly determining, among other things, the Spot Rates and the Reference Currency Returns. These events may include disruptions or suspensions of trading in the currency markets as a whole, and could be a Convertibility Event, a Deliverability Event, a Liquidity Event, a Taxation Event, a Discontinuity Event or a Price Source Disruption Event. See “The Underlyings — Currencies — Market Disruption Events for a Reference Currency Relative to a Base Currency” in the accompanying product supplement for further information on what constitutes a market disruption event.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive interest payments.

•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Participation Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Participation Rate.

JPMorgan Structured Investments —	PS-8
Notes Linked to the Performance of the U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies

What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Basket?

The following table and examples illustrate the hypothetical total return and the hypothetical payment at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. Each hypothetical total return or payment at maturity set forth below assumes a Participation Rate of 252%. The actual Participation Rate will be provided in the pricing supplement and will not be less than 252%. Each hypothetical total return or payment at maturity set forth below is for illustrative purposes only and may not be the actual total return or payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table and in the examples below have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Basket Return × Participation Rate (252%)	Additional Amount		Minimum Payment		Payment at Maturity	Total Return
200.00	100.00%	252.00%	$2,520.00	+	$980.00	=	$3,500.00	250.00%
180.00	80.00%	201.60%	$2,016.00	+	$980.00	=	$2,996.00	199.60%
160.00	60.00%	151.20%	$1,512.00	+	$980.00	=	$2,492.00	149.20%
140.00	40.00%	100.80%	$1,008.00	+	$980.00	=	$1,988.00	98.80%
120.00	20.00%	50.40%	$504.00	+	$980.00	=	$1,484.00	48.40%
110.00	10.00%	25.20%	$252.00	+	$980.00	=	$1,232.00	23.20%
101.00	1.00%	2.52%	$25.20	+	$980.00	=	$1,005.20	0.52%
100.25	0.25%	0.63%	$6.30	+	$980.00	=	$986.30	-1.37%
100.00	0.00%	0.00%	$0.00	+	$980.00	=	$980.00	-2.00%
95.00	-5.00%	N/A	$0.00	+	$980.00	=	$980.00	-2.00%
90.00	-10.00%	N/A	$0.00	+	$980.00	=	$980.00	-2.00%
80.00	-20.00%	N/A	$0.00	+	$980.00	=	$980.00	-2.00%
60.00	-40.00%	N/A	$0.00	+	$980.00	=	$980.00	-2.00%
40.00	-60.00%	N/A	$0.00	+	$980.00	=	$980.00	-2.00%
20.00	-80.00%	N/A	$0.00	+	$980.00	=	$980.00	-2.00%
0.00	-100.00%	N/A	$0.00	+	$980.00	=	$980.00	-2.00%
-10.00	-110.00%	N/A	$0.00	+	$980.00	=	$980.00	-2.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the total payment at maturity in different hypothetical scenarios is calculated.

Example 1: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 110.

Because the Ending Basket Level of 110 is greater than the Starting Basket Level of 100 and the Basket Return is 10%, the Additional Amount is equal to $252. The investor receives a payment at maturity of $1,232 per $1,000 principal amount note, calculated as follows:

$980 + ($1,000 × 10% × 252%) = $1,232

Example 2: The level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 100.25.

Although the Ending Basket Level of 100.25 is greater than the Starting Basket Level of 100, because the Basket Return is only 0.25%, the Additional Amount is equal to $6.30 and the investor receives a payment at maturity of only $986.30 per $1,000 principal amount note (reflecting a loss of 1.37% of the principal amount at maturity), calculated as follows:

$980 + ($1,000 × 0.25% × 252%) = $986.30

Example 3: The level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80.

Because the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the Additional Amount is equal to $0 and the investor receives a payment at maturity of $980 per $1,000 principal amount note (reflecting a loss of 2.00% of the principal amount at maturity).

Example 4: The level of the Basket neither increases nor decreases from the Starting Basket Level of 100.

Because the Ending Basket Level of 100 is equal to the Starting Basket Level of 100 and, therefore, the Basket Return is 0%, the Additional Amount is equal to $0. The investor receives a payment at maturity of $980 per $1,000 principal amount note(reflecting a loss of 2.00% of the principal amount at maturity).

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-9
Notes Linked to the Performance of the U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies

What Is the Basket Return, Assuming a Range of Performances for the U.S. Dollar Relative to the Reference Currencies?

The examples below illustrate hypothetical Basket Returns, assuming a range of performances for the U.S. dollar relative to the Reference Currencies. The hypothetical Basket Returns set forth below assume Starting Spot Rates of 1.25, 1.40 and 110.00 for the European Union euro, the British pound sterling and the Japanese yen, respectively, relative to the U.S. dollar. The Basket Returns set forth below are for illustrative purposes only and may not be the actual Basket Returns applicable to the notes. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1

Reference Currency	Reference Currency Weight	Hypothetical Starting Spot Rate	Hypothetical Ending Spot Rate	Reference Currency Return
European Union euro	⅓	1.25	1.00	20.00%
British pound sterling	⅓	1.40	1.12	20.00%
Japanese yen	⅓	110.00	122.22	10.00%
		Basket Return:		16.67%

In this example, the U.S. dollar appreciated in value relative to each of the Reference Currencies, resulting in Reference Currency Returns for each Reference Currency of 20%, 20% and 10%. Accordingly, the Basket Return is 16.67%.

Example 2

Reference Currency	Reference Currency Weight	Hypothetical Starting Spot Rate	Hypothetical Ending Spot Rate	Reference Currency Return
European Union euro	⅓	1.25	1.50	-20.00%
British pound sterling	⅓	1.40	1.68	-20.00%
Japanese yen	⅓	110.00	100.00	-10.00%
		Basket Return:		-16.67%

In this example, the U.S. dollar depreciated in value relative to each of the Reference Currencies, resulting in Reference Currency Returns for each Reference Currency of -20%,-20% and -10%. Accordingly, the Basket Return is -16.67%.

Example 3

Reference Currency	Reference Currency Weight	Hypothetical Starting Spot Rate	Hypothetical Ending Spot Rate	Reference Currency Return
European Union euro	⅓	1.25	0.0125	99.00%
British pound sterling	⅓	1.40	6.30	-350.00%
Japanese yen	⅓	110.00	11,000	99.00%
		Basket Return:		-50.67%

In this example, the U.S. dollar appreciated in value relative to each of the European Union euro and the Japanese yen, resulting in Reference Currency Returns for each of those Reference Currencies of 99%, and U.S. dollar depreciated in value relative to the British pound sterling, resulting in a Reference Currency Return for the British pound sterling of -350%. Accordingly, the Basket Return is -50.67%. This example demonstrates that (a) no Reference Currency Return will be greater than 100% and (b) depreciation by the U.S. dollar relative to one Reference Currency can result in an Additional Amount of zero, even when the U.S. dollar appreciates significantly relative to the other Reference Currencies.

JPMorgan Structured Investments —	PS-10
Notes Linked to the Performance of the U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies

Historical Information

The graph below shows the weekly performance of the Basket from January 4, 2013 through January 19, 2018, assuming that the Starting Basket Level was set equal to 100 on January 4, 2013 and that the exchange rates (as described below) of each Reference Currency relative to the U.S. dollar on the relevant dates were the Spot Rates on those dates. The exchange rates and the historical weekly Basket performance data in this graph were determined using the rates reported by the Bloomberg Professional® service (“Bloomberg”) and may not be indicative of the Basket performance using the Spot Rates of the Reference Currencies relative to the U.S. dollar that would be derived from the applicable Reuters pages.

The three graphs below show the historical weekly performance of each Reference Currency relative to the U.S. dollar, expressed in terms of the conventional market quotation (i.e., (i) with respect to the European Union euro and the British pound sterling, the amount of U.S. dollars that can be exchanged for one unit of the applicable Reference Currency and (ii) with respect to the Japanese yen, the amount of Japanese yen that can be exchanged for one U.S. dollar, which, in each case, we refer to in this pricing supplement as the exchange rate) as shown on Bloomberg, from January 4, 2013 through January 19, 2018. The following table sets forth for each Reference Currency relative to the U.S. dollar (a) the exchange rates, based on data from Bloomberg, and (b) the Spot Rates, calculated in the manner set forth under “Additional Key Terms — Spot Rates” on page PS-2 of this pricing supplement, on January 24, 2018.

Reference Currency	Exchange Rate	Spot Rate
European Union euro (EUR)	1.2408	1.2382
British pound sterling (GBP)	1.4242	1.4223
Japanese yen (JPY)	109.22	109.18

The exchange rates above and displayed in the graphs below are for illustrative purposes only and do not form part of the calculation of the Reference Currency Returns. The value of the Basket, and thus the Basket Return, increases when the U.S. dollar strengthens against the individual Reference Currencies.

JPMorgan Structured Investments —	PS-11
Notes Linked to the Performance of the U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies

We obtained the data needed to construct the graph that displays the weekly performance of the Basket and the Reference Currencies from Bloomberg, without independent verification, and we obtained the Spot Rates from Reuters Group PLC, without independent verification. The historical performance of each Reference Currency relative to the U.S. dollar and the Basket should not be taken as indications of future performance, and no assurance can be given as to the Spot Rate of any of the Reference Currencies on the Pricing Date or the Observation Date. There can be no assurance that the performance of the Basket will result in a positive return on the notes at maturity.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other

JPMorgan Structured Investments —	PS-12
Notes Linked to the Performance of the U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies

relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Basket?”, “Hypothetical Examples of Amount Payable at Maturity” and “What Is the Basket Return, Assuming a Range of Performances for the U.S. Dollar Relative to the Reference Currencies?” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to the Reference Currencies Versus the U.S. Dollar” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

JPMorgan Structured Investments —	PS-13
Notes Linked to the Performance of the U.S. Dollar Relative to an Equally Weighted Basket of Three Currencies